CAPITAL REALTY INVESTORS-III LIMITED PARTNERSHIP

                             CRI-III ANNOUNCES SALE


     Rockville, MD, March 23, 2006 - C.R.I., Inc. ("CRI"), as managing general partner of CRI-III, is pleased to announce the sale of its interests in Arboretum Villages Limited Partnership on March 2, 2006 to H. William Walter, Matthew W. Walter, David W. Walter and Steven J. Perkins. The partnership owns a multifamily apartment rental complex in Lisle, Illinois. The sale price for CRI-III's interests in the partnership was $6,988,753.

     Additionally, on March 2, 2006, CRI-III entered into an agreement to sell three multifamily apartment rental complexes located in Canton, Michigan, Village Squire Apartments I, II and III, for an aggregate price of $20,000,000 to Hartman and Tyner, Inc. The closing of the transaction is subject to completing due diligence. The sales are expected to occur in June, 2006, although there can be no assurance of the same.

     These sales partially implement the Plan of Liquidation approved by CRI-III's investors pursuant to its November 16, 2005 consent solicitation. CRI-III is continuing to explore sale opportunities for the remaining seven local partnerships in which it owns an interest.

     CRI is a real estate investment firm based in Rockville, Maryland. Its portfolio includes over 150 multi-family apartment complexes located throughout the United States. CRI-III is a Maryland limited partnership.

     Contact: Susan T. Backman
              Vice President - Investment Communications
              (301) 468-9200